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NEWS RELEASE

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com
ProAssurance Named to Ward’s 50 for the Fourth Straight Year

BIRMINGHAM, AL — PRNewswire — July 14, 2010 — ProAssurance Corporation (NYSE:PRA) has been named again to the prestigious Ward’s 50, which recognizes the top performing property/casualty insurance companies in America. This is the fourth year in a row that ProAssurance has earned this exceptional recognition.

Each year The Ward Group identifies the 50 top performing property-casualty insurance companies in America through a careful, unbiased analysis of the safety profile and financial performance of more than 3,000 insurance companies. This year’s list recognizes performance during the years 2005 to 2009.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Being named to the Ward’s 50 for 2010 is a singular recognition of ProAssurance’s dedication to solid security for our policyholders and outstanding financial performance for our investors. It’s even more remarkable to be recognized for delivering this superior performance for four straight years, especially in the recent financial climate.”

ProAssurance stresses the need for a long-term approach to the challenging business of medical and other professional liability insurance and The President of The Ward Group, Jeff Rieder, urged the entire industry to adopt that type of focus. Rieder noted that the scars from the last two years are still affecting business decisions, but said, “It is important for companies to maintain a long-term vision throughout difficult business cycles.”

Mr. Starnes said ProAssurance’s success demonstrates the value of the long-term view Mr. Reider advocates. Starnes said, “Our enduring commitment to financial stability and our truly relentless focus on our customers sets ProAssurance apart from our competitors. We rigorously apply the principles of ‘Treated Fairly’ to enhance the value we deliver to our insureds, our agent partners, our investors and our employees.”

There is a striking difference in performance between the companies selected by Ward’s and the industry as a whole. Over the five-year measuring period this year’s Ward’s 50 posted a combined ratio that is slightly more than seven points lower than the property casualty industry. At the same time, this year’s Ward’s 50 grew net surplus by 31.6% compared to 19.1% for the P&C industry. The bottom line, says Mr. Rieder is that, “The Ward’s 50 companies were able to grow the business profitably in difficult market conditions.”

About ProAssurance

ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past four years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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